Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Counsel and Independent Registered Public Accounting Firm”, and “Financial Statements”, on the cover page of the Statement of Additional Information, and to the use of our report dated January 19, 2012 on the financial statements of the Northern Institutional Funds Core Bond Portfolio, Short Bond Portfolio, and U.S. Treasury Index Portfolio for the year ended November 30, 2011 and their incorporation by reference in the Registration Statement (Form N-1A) and the related Prospectus and Statement of Additional Information of the Northern Funds Core Bond Fund, Short Bond Fund, and U.S. Treasury Index Fund filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 91 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 033-73404).

/s/  ERNST & YOUNG LLP

Chicago, Illinois

August 16, 2012